EXHIBIT 10.19 -OPTION AND ESCROW AGREEMENT BETWEEN AND AMONG RIGHT MANAGEMENT CONSULTANTS, INC. AND FREDERICK R. DAVIDSON, STRADIS PTY LTD, WILLIAM D. T. COWAN, PHILLIP A. LOVETT AND DAVID STRATFORD, AND B&MCK NOMINEES DATED JULY 1, 1997

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                  RIGHT D&A PTY LTD OPTION AND ESCROW AGREEMENT

                  THIS OPTION AND ESCROW AGREEMENT, is made and entered into as of the first day of July, 1997 by, between and among, FREDERICK R. DAVIDSON, STRADIS PTY LTD, WILLIAM D. T. COWAN, PHILLIP A. LOVETT and DAVID STRATFORD ("Sellers"), RIGHT MANAGEMENT CONSULTANTS, INC., a Pennsylvania corporation or its designee ("Buyer"), and B&McK NOMINEES (VIC) PTY LTD (ACN 006 599 543) of Level 39 Rialto, 525 Collins Street, Melbourne, 3000 ("Escrow Agent").

                                   BACKGROUND

         Simultaneously with the execution of this Agreement, Buyer is purchasing 51% of the outstanding shares of Right D&A Pty Ltd ("RDA") from Sellers. Sellers have agreed to provide Buyer with the options contained herein to permit Buyer to acquire the remaining 49% of the outstanding shares of RDA on the terms and conditions of this Agreement, and Buyer has agreed to provide Sellers with the options contained herein to permit Sellers to require Buyer to acquire the shares. William D. T. Cowan is the sole beneficial owner of Stradis Pty Ltd. The shares subject to options are all of the shares owned by Sellers as set forth on Schedule 1 attached hereto.

         NOW, THEREFORE, intending to be legally bound, it is agreed as follows:

                  1.       Options.

                           (a) Each Seller hereby grants to Buyer a series of
options, commencing July 1, 2000 and exercisable as of July 1, 2000 and annually thereafter, subject to


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acceleration as provided in Paragraph 3, to purchase the number of RDA Shares represented by the percentage points shown on the chart in subparagraph 1(c) below corresponding to the anniversary dates shown on the chart. Each exercise of an option by Buyer shall result in each Seller selling an amount of shares owned by each in proportion to the total shares owned by all Sellers at such time, unless the Sellers advise Buyer otherwise, in writing, within 30 days of the exercise of any option by Buyer, in which case the shares to be purchased pursuant to the exercise of the option shall be as specified in the writing from Sellers.

                           (b) Each Seller is hereby granted by Buyer a series
of options, as described below. Each exercise of an option by a Seller shall require Buyer to purchase up to the total shares subject to the options at such time as shown below; provided, however, if more than one Seller exercises an option at any anniversary date and the number of shares exceeds the number of shares Buyer is required to purchase, the aggregate number of shares purchased by Buyer shall be reduced to the maximum required amount, and such shares shall be purchased from the Sellers who exercised options at that time in proportion to their ownership of shares of RDA at that time.

                           (c) The options of this Paragraph 1 held by Sellers
shall be cumulative and shall commence on each anniversary date of the date of this agreement, on the following schedule:

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

                                            RDA Shares Available for Sale Measured by
                                            Percentage Points of Total RDA Shares
                  Anniversary Date         (Cumulative less any shares previously acquired)
                  Third, July 1, 2000                up to 10% points
                  Fourth, July 1, 2001               up to 20% points
                  Fifth, July 1, 2002                up to 30% points
                  Sixth, July 1, 2003                up to 40% points
                  Seven, July 1, 2004,               up to 49% points
                  and each Anniversary
                           Date thereafter


                  2. Notice of Exercise of Option; Closing; Fiscal Year. Options may be exercised effective on each Anniversary Date. In each case of the exercise of an option set forth in paragraph 1 above, written notice of the exercise shall be given to the other parties to this Agreement, including the Escrow Agent, not later than May 31 of each fiscal year. Closing will take place the last business day of the month following the end of the fiscal year. All exercises during a fiscal year pursuant to options contained elsewhere in this Agreement, shall be counted towards the limitation on annual exercises. For purposes of this Agreement, a "fiscal year" shall be the 12 months ended June 30 each year.

                  3. Limitation on Seller Options; Acceleration of Buyer Options. The options stated above held by Sellers are cumulative and discretionary with the Sellers, provided, however, during any fiscal year no more than 20% points of the shares subject to options be required to be purchased by Buyer. Buyer may, in its sole discretion, accelerate its acquisition of shares from Sellers outlined in the table of Paragraph 1 above, and may purchase any or all RDA shares as of any anniversary date from July 1, 2000 and thereafter.

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                  4. Additional Options. In the event any Seller, or any
person(s) who acquire(s) shares of RDA from any Seller, as permitted by this agreement, shall no longer be associated with RDA or its subsidiaries as an active full-time employee, whether by voluntary or involuntary termination of employment including a termination based on sickness, incapacity or death (a "Triggering Event"), Buyer shall have the right to acquire the shares of such person; provided, however, such purchase must be made by Buyer in the case of the death of an individual shareholder. The reference to Seller in the foregoing sentence shall mean William D. T. Cowan in the case of shares owned by Stradis Pty Ltd. Upon the effectiveness of such a Triggering Event, and Buyer's obtaining written notice of the event by the remaining Sellers, by RDA or otherwise, Buyer shall have an additional option to acquire the shares, which option shall remain outstanding for ninety (90) days from the receipt of notice to Buyer or Buyer becoming aware of the Triggering Event, whichever is later. If Buyer exercises the option within said 90 days, it shall close on the purchase of these shares 30 days after its exercise of the additional option. In the event Buyer does not exercise an option arising from a Triggering Event, the shares shall continue to be held by the owner thereof subject to the option and escrow provisions contained herein.

                  5. Purchase Price. In each exercise of an option granted in Paragraph 4 above, the purchase price shall be based on the proportional interest of the shares in the total shares outstanding as related to the actual consolidated net sales revenue of RDA for the twelve months ended the last day of the quarter preceding the date of the Triggering Event; and in the case of Paragraph 1 above, the actual consolidated net sales revenue of RDA for the fiscal year

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ending June 30 immediately prior to the applicable anniversary date. "Net Sales
Revenue" shall mean gross client invoices less credit notes.

                  6. Permitted Transfers; Definition of "Seller". After July 1, 2000, the Sellers may transfer shares among themselves, provided that all such shares shall remain subject to the options and the escrow provisions contained herein, and a right of first refusal in favor of Buyer. Any planned transfer shall be noticed to Buyer at least 60 days and allow Buyer 30 days to buy such shares on the terms and conditions of the intended transfer. In addition, subject to the approval of Buyer and all Sellers, which approval shall not be unreasonably withheld, shares owned by the Sellers may be sold to full-time employees of RDA and its subsidiaries, or potential full-time employees, provided that all such shares shall remain subject to the option and the escrow provisions, contained herein; and further provided that Buyer shall have right of first refusal, as described above in this Paragraph 6, in connection with such proposed sale. Each permitted transferee hereunder shall be referred to as a Seller for purposes of this Agreement; and, prior to the acquisition of any shares of RDA, shall execute a deed for the purpose of agreeing to be bound by this Agreement. Any Seller who no longer owns shares of RDA shall not be deemed a Seller for purposes of this Agreement. For purposes of this Agreement, Stradis Pty Ltd and William D. T. Cowan shall be considered as one Seller, and shall determine how any of their rights hereunder shall be exercised as between the two; provided, however, each shall be obligated to fulfill any obligations of either hereunder.


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                  7A. Change of Control of RMC.

                           (a) Rights of Sellers. In the event that: (1) a
"controlling interest" in the capital stock of RMC is sold in a single transaction or a group of related transactions to one or more buyers acting in concert; (2) RMC sells all or substantially all of its assets; or (3) RMC is a party to any corporate merger or consolidation resulting in one or more parties acting in concert who did not previously hold a "controlling interest" in the capital stock of RMC, owning a controlling interest in RMC or its successor entity (each such event constitutes a "change in control"), each Seller shall have the right, if exercised within 12 months of the later of (i) the date Sellers are advised of the change of control by the Buyer, or (ii) the effective date of the change in control, to require RMC to purchase such Seller's remaining shares in accordance with the purchase price applicable to a purchase pursuant to the options granted in Paragraph 4 above, with the Triggering Event being the effective date of a change in control described herein, or at their option reacquire all RDA shares pursuant to subparagraph 7A(c) below. A Closing on the purchase of shares shall occur within 90 days of Sellers' exercise of either of the options of this Paragraph 7A(a).

                           (b) Definitions. For the purposes of this section, a
"controlling interest" in the capital stock will constitute that number of shares which, as a practical matter, permits the holder or holders to elect a majority of the members of the Board. It is agreed that shares of capital stock possessing the right to cast a majority or more of the votes entitled to be cast for the election of directors of the Company shall conclusively constitute a "controlling interest", but that a block of shares possessing the right to cast less than a majority of the number of votes entitled to be voted may, under the circumstances then pertaining, constitute a

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"controlling interest". The foregoing provisions shall not apply in the event that the buyer or buyers of a controlling interest, purchaser of assets, or merger party is controlled by a member or members of the Board of Directors or management of the Company prior to the event related to a change of control.

                           (c) Buy Back. In addition to the option to require
Buyer to purchase shares in accordance with this Paragraph 7A, in the event of a "change of control" within twelve (12) months of the later of (i) the date Sellers are advised of the change of control by the Buyer, or (ii) the effective date of the change in control, the Sellers who have not exercised their right to require Buyer to acquire their shares, shall have the option to buy back the RDA shares owned by Buyer or any entity owned by Buyer, which option shall be in proportion to their then ownership of RDA shares or as otherwise agreed to by the Sellers who exercise this Buy Back option; provided, however, Buyer, and entities controlled by Buyer, shall not be required to sell back the RDA shares unless Sellers acquire all RDA shares then owned by Buyer or entities controlled by Buyer, including any shares any Seller requires Buyer to acquire on a "change of control" pursuant to this Paragraph 7A. In addition, one or more of the Sellers may require Buyer, or any entity owned by Buyer, to sell its RDA shares to the Sellers who exercise their right, in proportion to their then ownership of RDA Shares, if such Sellers have exercised the rights of Paragraph 7A(a) and Buyer has failed to purchase the shares, provided, however, such additional right must be exercised within thirty (30) days of Buyer's failure to purchase the shares; and further provided that Buyer and entities conducted by it shall only be required to sell back its RDA Shares if all such shares are being purchased. The purchase price of a buy back shall be the

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lesser of the price per share at their acquisition by Buyer (or its affiliate), or the price per share pursuant to the formula used for a purchase pursuant to Paragraph 4 above.

                  7B.      Sale of RDA Shares by Buyer.

                           (a) In the event that Buyer, or any entity controlled
by Buyer, intends to voluntarily sell any or all RDA shares owned by it during the term of this Agreement, it shall first offer the shares to the Sellers on the terms and conditions of the proposed sale, and give the Sellers sixty (60) days from their being advised of a proposed sale, to exercise a right of first refusal to acquire the shares, in proportion to their then ownership of RDA, on the terms and conditions of the proposed sale. When advising Seller of the terms and conditions of the proposed sale, Buyer shall also advise Sellers of the identity of the proposed purchaser. If less than all the Sellers have exercised the option at the end of the 60 days, any shares not purchased shall be offered to the Sellers exercising the option for a period of an additional 14 days. Buyer shall only be obligated to sell the shares to the Sellers if one or more Sellers are acquiring all the shares offered. If not, Buyer is free to sell the shares to one or more third parties on the terms described in the notice to Sellers, so long as such sale is closed within 90 days of the end of the notice period described above, and so long as such sale terms and conditions are not more favorable to the purchaser(s) than as described to Seller in the notice of proposed sale.

                           (b) Furthermore, in the event Buyer is selling all of
its shares of RDA, it shall use its best efforts to have the purchaser offer to acquire all shares of RDA owned by Sellers on the same terms and conditions as the purchaser of Buyer's shares.

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                           (c) In matching a third party offer which includes
considerations other than cash or cash equivalent consideration, Sellers' matching offer may convert any non-cash or non-cash equivalent consideration to an amount of cash which will give Buyer the same economic benefit of the third party offer.

                           (d) In the event of a sale by Buyer to a third party,
that party shall be a permitted assignee, subject to the terms of this Agreement, including execution of a deed as described in Paragraph 9 below, except that in the case of a sale of all of Buyer's RDA shares, the provisions of Paragraph 7A shall no longer apply.

                           (e) Buyer may not, without the prior written approval
of all the Sellers, voluntarily sell any RDA Shares, other than to an entity under its control, prior to July 1, 2000.

                  8. Escrow Arrangements. To facilitate the closing of the purchase of any shares acquired pursuant to the exercise of an option hereunder, all shares of RDA owned by Sellers and Buyer shall be placed in escrow with the Escrow Agent subject to the following:

                           (a) Escrow. Certificates representing the shares
shall remain in the name of the registered owners who shall provide one or more signed blank share transfer forms, also to be placed in escrow.. Any transfers of ownership shall be effected by the issuance of one or more certificates to the purchaser and the issuance of one or more certificates representing the balance of the shares to the registered owner. Buyer acknowledges that the Shares acquired by it

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at the Closing held as of July 1, 1997 will remain in the name of each Seller until the stamp duty has been paid and new certificates issued.

                           (b) Receipt of Shares. The Escrow Agent hereby
acknowledges receipt of the escrowed shares, as identified on Schedule 1 hereof, and agrees to hold such shares in escrow as agent for Buyer and Sellers, to be distributed and released as provided herein.

                           (c) Release. On July 31, 2004, unless otherwise
instructed by Buyer and all Sellers, Escrow Agent shall return all shares not purchased by Buyer to their respective owner.

                           (d) Disputes. In the event of a dispute among the
parties, the Escrow Agent shall hold the shares until the rights of the parties hereto have been determined by final judgment of a court of competent jurisdiction and the Escrow Agent shall have received evidence reasonably satisfactory to it of such final judgment, at which time the Escrow Agent shall promptly act in accordance with such final judgment. A "final judgment" for these purposes shall be a judgment as to which the period of time for appealing such judgment has expired without an appeal's having been timely made, or, if an appeal is timely made, as to which such appeal has been disposed of and there is no recourse to further appeals.

                           (e) Joint Instructions. The Escrow Agent shall, in
addition, disburse the shares in accordance with any joint written instructions received from all Sellers (as defined in Paragraph 6) and Buyer.

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                           (f) Responsibility. The Escrow Agent undertakes to
perform only such duties as are expressly set forth herein. In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the Clerk of the Court in which such litigation is pending the shares then held by it pursuant hereto and, thereupon, the Escrow Agent shall stand fully relieved and discharged of any further duties hereunder, except to the extent that such court shall instruct the Escrow Agent to act. In the event the Escrow Agent is threatened with litigation by reason hereof, it is further hereby authorized to interplead all interested parties in any court of competent jurisdiction and to deposit with the Clerk of such Court the shares then held by it pursuant hereto and, thereupon, it shall stand fully relieved and discharged of any further duties hereunder, except to the extent that such court shall instruct the Escrow Agent to act.

                           (g) Liability. The Escrow Agent shall not be liable
for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. In no event shall the Escrow Agent be required to account for any funds subsequent to disposition thereof by the Escrow Agent.

                           (h) Reliance. The Escrow Agent may rely and shall be
protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

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                           (i) Indemnification of Escrow Agent. Buyer and each
of the Sellers hereby agree jointly and severally to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability, or expense incurred without negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and its performance of its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises, and to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including the costs of reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder.

                           (j) Resignation. The Escrow Agent may resign and be
discharged from its duties hereunder at any time by giving not less than 15 days notice of such resignation to the Buyer, the RDA and the Sellers specifying the date when such resignation shall take effect. Promptly after such notice, a successor escrow agent shall be appointed by mutual agreement of the Buyer, the RDA and the Sellers, such successor escrow agent to become Escrow Agent hereunder upon the resignation dated specified in such notice. If Buyer, the Company and the Stockholders are unable to agree upon a successor escrow agent within fifteen days of such notice, the Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Deposit.

                           (k) Expenses. Buyer shall pay all routine fees, costs
and expenses of the Escrow Agent throughout the term of the escrow. In the case of a dispute, except for extraordinary expenses, if any, resulting from additional services related to the dispute among the parties, each party shall bear its own legal and accounting costs and expenses related to the

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dispute, and Escrow Agent's extra costs and expenses, if any, resulting from a dispute will be paid by each party in proportion to its ownership of Shares of RDA, including any amounts payable pursuant to subparagraph 8(i) above.

                  9. Assignment; Successors. Buyer shall have the right to assign the options, or any portion of the options to any entity controlled by it; provided, however, should such entity no longer be controlled by Buyer, the RDA Shares and options shall be reassigned to Buyer or assigned to an entity controlled by Buyer. Subject to the terms hereof, Sellers may assign their shares of RDA. Any permitted assignee of Buyer or Seller must execute a deed for the purpose of agreeing to be bound by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns, respective heirs, personal representatives, successors and assigns.

                  10. Termination. This Agreement will automatically terminate whenever Buyer shall be the owner of 100% or none of the outstanding shares of RDA.

                  11. Governing Law. This agreement shall be governed by the laws of the State of Victoria, Australia and applicable the federal laws of Australia.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first above written.

                                        RIGHT D&A PTY LTD


                                        BY: /S/ FREDERICK R. DAVIDSON
                                        Frederick R. Davidson


                                        RIGHT MANAGEMENT CONSULTANTS, INC.


                                        BY: /S/ RICHARD J. PINOLA
                                        Richard J. Pinola



                                        SELLERS:

                                        BY: /S/ FREDERICK R. DAVIDSON
                                        Frederick R. Davidson

                                        STRADIS PTY LTD


                                        BY: /S/ WILLIAM D. T. COWAN
                                        William D. T. Cowan

                                        BY: /S/ WILLIAM D. T. COWAN
                                        William D. T. Cowan

                                        BY: /S/ PHILLIP A . LOVETT
                                        Phillip A. Lovett

                                        BY: /S/ DAVID STRATFORD
                                        David Stratford

                                        B&McK NOMINEES (VIC) PTY LTD, as
                                        Escrow Agent

                                        BY: /S/ B&MCK NOMINEES (VIC) PTY LTD

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                           OPTION AND ESCROW AGREEMENT

                                Right D&A Pty Ltd


                                   Schedule 1


               Shareholders                                         Shares

               Right Management Consultants, Inc.                   51,000

               Frederick R. Davidson                                26,000

               Stradis Pty Ltd                                      13,000

               Phillip A. Lovett                                     5,000

               David Stratford                                       5,000
                                                                   -------
                                                                   100,000
                                                                   =======


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